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                                                                     EXHIBIT 5.1

                      [LETTERHEAD OF RIORDAN & MCKINZIE]


                               September 9, 1996

                                                                      21.088.001



Tetra Tech, Inc.
670 North Rosemead Boulevard
Pasadena, California 91107

Ladies and Gentlemen:

     You have requested our opinion with respect to 562,500 shares of the Common Stock, $.01 par value per share (the "Shares"), of Tetra Tech, Inc., a Delaware corporation (the "Company"), which Shares are to be issued pursuant to the terms of the Company's Employee Stock Purchase Plan (the "Plan"). The Shares are the subject of a Registration Statement on Form S-8 (the "Registration Statement"), to which this opinion is attached as an exhibit, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     We have examined the Company's Restated Certificate of Incorporation and Bylaws, each as amended to date, the corporate minute books and the Plan. We have also examined the records of corporate proceedings taken in connection with the approval of the Plans and the proposed offer and sale of Common Stock in connection therewith.

     Based upon the foregoing it is our opinion that subject to compliance with the applicable state securities and "blue sky" laws, we are of the opinion that, upon issuance of the Shares, the receipt by the Company of the consideration therefor in accordance with the terms of the Plan, and due execution and delivery of certificates evidencing the Shares, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                  Respectfully submitted,


                                  /s/ Riordan & McKinzie